SCHEDULE A

(as of April 30, 2020)

As consideration for Invesco Capital Management’s services to each of the Funds listed below, Invesco Capital Management shall receive from each Fund an Advisory Fee, accrued daily at the rate of 1/365th of the applicable fee rate and payable monthly on the first business day of each month, of the following annual percentages of the Fund’s average daily net assets during the month.

Portfolio	Annual Percentage of Average Daily Net Assets (%)	Initial Board Approval Date	Shareholder Approval Date	Initial Effective Date	Termination Date
Invesco Defensive Equity ETF	0.50	12/19/17	04/06/18	04/06/18	04/30/21

INVESCO EXCHANGE-TRADED SELF-INDEXED FUND TRUST

Attest:

			By:	/s/ Daniel E. Draper
By:	/s/ Abigail Murray			Name:	Daniel E. Draper
	Name:	Abigail Murray		Title:	Principal Executive Officer President
	Title:	Assistant Secretary

INVESCO CAPITAL MANAGEMENT LLC

Attest:

			By:	/s/ Daniel E. Draper
By:	/s/ Abigail Murray			Name	Daniel E. Draper
	Name: Abigail Murray			Title:	Managing Director
	Title:	Assistant Secretary